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                                                                    Exhibit 99.3


To:   Registered Representative of Clients in IDS/Jones Growth Partners II, L.P.

From: Jones Cable Corporation, Managing General Partner

Date: September 15, 1998

RE:   NOTICE OF PROXY MAILING:  PROPOSED SALE OF THE AURORA ILLINOIS CABLE
                                 TELEVISION SYSTEM BY IDS/JONES JOINT VENTURE
                                 PARTNERS


IDS/Jones Joint Venture Partners (the "Venture") - comprised of IDS/Jones Growth Partners II, L.P. (the "Partnership") and IDS/Jones Growth Partners 89-B, Ltd. ("Growth Partners 89-B") - plans to sell its Aurora System to an unaffiliated third party during the fourth quarter of 1998.

PROXY INFORMATION
-----------------
The proposed sale and the distribution of net proceeds are contingent upon the approval by the holders of a majority of the limited partnership interests of each of the Partnership and Growth Partners 89-B, as well as the consents of government authorities and other third parties. Enclosed for you information is a copy of the Growth Partners II Notice and Proxy Statement. The proxy record
                                                             ----------------
date is August 31, 1998.
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For taxable accounts, proxy materials are being sent directly to investors.
--------------------
For tax-exempt accounts (IRAs and other qualified plans), proxy materials are
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being sent according to the instructions of the Trustees-which are the registered owners of investors' interests in those plans. Some Trustees required us to send proxy materials directly to their clients, the beneficial owners, and to accept the investors' signatures as legally sufficient, to count the votes without the Trustee's countersignature. Other Trustees required us to mail their clients' proxy materials directly to the Trustee for their handling.

THE PROXY DUE DATE IS OCTOBER 30, 1998, BUT WE HOPE TO HAVE ALL VOTES IN AS SOON
                      ----------------
AS POSSIBLE.

DISTRIBUTION INFORMATION
------------------------
If the proposed sale is consummated, limited partners in Growth Partners II are expected to receive approximately $788 for each $1000 invested. Distribution checks will be issued according to the account registration or payment instruction of record. The closing of the sale is scheduled to occur during the fourth quarter of 1998.

Under the Asset Purchase Agreement, the Venture will deposit $3,283,500 of the sale proceeds into an indemnity escrow account until November 15, 1999. Any funds remaining from this account at the end of the escrow period and not subject to a claim by the buyer will be distributed to the partners of the Venture and the Partnership and Growth Partners 89-B will be liquidated and dissolved, most likely in the fourth quarter of 1999.

CLIENT SUMMARY
--------------
Please review the enclosed list that shows registration and check information for each of your clients in Growth Partners II. IF YOU FIND ANY DISCREPANCIES IN THIS INFORMATION OR HAVE QUESTIONS, PLEASE CALL THE JONES INVESTOR SERVICES DEPARTMENT AS SOON AS POSSIBLE.

Enclosures